EXHIBIT 16.1


                               September 12, 2005




  Securities and Exchange Commission
  100 F Street, N.E.
  Washington, DC 20549

  Commissioners:

  We have read the statements made by Heartland Partners, L.P. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Heartland's Form 8-K report dated September 6, 2005. We agree with the statements concerning our Firm in such Form 8-K. However, we make no comment whatsoever regarding the current status of the reportable event on disclosure controls and procedures or any remedial actions taken with respect to such reportable event.

  Very truly yours,

  /s/ PricewaterhouseCoopers LLP

  PricewaterhouseCoopers LLP